Exhibit 99.1

Discovery Labs Receives $30 Million Funding Commitment from Deerfield Management

Warrington, PA - February 13, 2013 – Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced that it has entered into a secured loan facility with Deerfield Management Company, L.P. (Deerfield) for up to $30.0 million in financing.  Deerfield is a leading healthcare investment firm with more than $3.5 billion of assets currently under management.

“We are encouraged by Deerfield’s confidence in the potential of our transformative technology and business strategy,” commented John G. Cooper, President and Chief Executive Officer at Discovery Labs.  "After considering a variety of financing options, we worked with Deerfield to structure a facility that aligns with our near-and long-term strategy to achieve important commercial, development and strategic milestones.”

“We believe that SURFAXIN® and AEROSURF® could represent meaningful improvements in the care of premature infants with respiratory distress syndrome,” commented William Slattery, Partner at Deerfield Management.  “Our goal with this facility is to strengthen Discovery Labs’ financial position in a minimally dilutive way, and build a long-term relationship that helps advance these important programs for neonatal medicine.”

Under terms of the facility, Deerfield committed to advance $30 million in 2013: $10 million immediately following execution of the facility agreement and $20 million upon the first commercial sale of SURFAXIN.  The loan matures six years from the date of the facility agreement and may be prepaid in whole or in part without penalty at any time.  The principal amount of the loan is payable in three equal annual installments on the fourth, fifth and sixth anniversaries of the facility agreement, except that, if Discovery Labs achieves certain revenue or market capitalization targets, the principal payments due on the fourth and fifth anniversaries could be deferred for one year.  Accordingly, if the milestones are achieved, payment of the principal amount could be deferred until the maturity date of the loan in 2019.  The outstanding principal amount of the loan at any time will accrue interest at a rate of 8.75% per annum, payable quarterly in cash.  The facility agreement contains customary terms and conditions but does not require Discovery Labs to meet minimum financial and revenue performance covenants.  In connection with each advance, Deerfield will receive a transaction fee equal to 1.5% of the amount disbursed.  In connection with the initial advance, Deerfield will receive warrants to purchase 2.3 million shares of common stock, par value $.001 per share (Common Stock), at an exercise price of $2.81 per share, which represents a premium of 24% over the closing price of the Company’s common stock preceding the execution of the facility agreement.  Upon disbursement of the $20 million advance, Deerfield will receive warrants to purchase an additional 4.7 million shares of Common Stock at the same exercise price per share of Common Stock.  All of the warrants will expire on the sixth anniversary date of the facility agreement.

Additional information about the facility and the terms of the related agreements is included in a Current Report on Form 8-K that is expected to be filed today with the Securities and Exchange Commission.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company with one focus – to advance a new standard in respiratory critical care.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant.  Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient delivery of aerosolized KL4 surfactant and other inhaled therapies.

Discovery Labs’ strategy is initially focused on the development of its technologies to improve the management of respiratory distress syndrome (RDS) in premature infants.  SURFAXIN is the first synthetic, peptide-containing (KL4) surfactant approved by the FDA and the only alternative to animal-derived surfactants.

AEROSURF is a drug/device combination product being developed to enable efficient delivery of aerosolized KL4 surfactant.  If approved, AEROSURF potentially will provide neonatologists with the ability to deliver surfactant therapy using a less-invasive method and thereby enable the treatment of premature infants who could benefit from surfactant therapy but who are currently not treated.  Discovery Labs believes that its RDS product portfolio has the potential to become the new standard of care for RDS and, over time, to significantly expand the current worldwide RDS market.

For more information, please visit www.Discoverylabs.com.

ABOUT DEERFIELD
Deerfield is committed to advancing healthcare through investment, information and philanthropy.

For more information about Deerfield, please visit www.deerfield.com

IMPORTANT SAFETY INFORMATION
SURFAXIN (lucinactant) intratracheal suspension is intended for intratracheal use only.  The administration of exogenous surfactants, including SURFAXIN, can rapidly affect oxygenation and lung compliance.  SURFAXIN should be administered only by clinicians trained and experienced with intubation, ventilator management, and general care of premature infants in a highly supervised clinical setting. Infants receiving SURFAXIN should receive frequent clinical assessments so that oxygen and ventilatory support can be modified to respond to changes in respiratory status.

Most common adverse reactions associated with the use of SURFAXIN are endotracheal tube reflux, pallor, endotracheal tube obstruction, and need for dose interruption.  During SURFAXIN administration, if bradycardia, oxygen desaturation, endotracheal tube reflux, or airway obstruction occurs, administration should be interrupted and the infant’s clinical condition assessed and stabilized.  SURFAXIN is not indicated for use in acute respiratory distress syndrome (ARDS).

For more information about SURFAXIN, please visit www.surfaxin.com

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including without limitation those related to the terms and conditions of the Deerfield agreements, including the security agreement, the warrants, the related registration rights agreement (“Transaction Documents”), Discovery Labs’ ability to comply with the terms and conditions of the Transaction Documents, the anticipated U.S. commercial introduction of SURFAXIN, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.  Any forward-looking statement in this release speaks only as of the date on which it is made. The Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Investor Relations:
Michael Rice, LifeSci Advisors - 646.597.6979
John Tattory, Vice President of Finance, Discovery Labs – 215.488.9418

Media Relations:
Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com